Exhibit 99.2

SCE Distribution Resource Plan Questions & Answers July 1, 2015

How will SCE secure CPUC approval of DRP-related capital investments?

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We anticipate integrating authorization for revenues to support operation and maintenance and capital spending into future general rate cases, beginning with the 2018-2020 General Rate Case, which will be filed on September 1, 2016.

•	We are also requesting a memorandum account to track the revenue requirement for costs that are incremental to our 2015 General Rate Case authorized revenues when determined.

Are the 2015-2017 capital spending forecast amounts in the DRP filing included in the current SCE capital spending forecast in your most recent 10-Q and investor materials?

•	No, they are not included.

•	It is premature to consider any updates to SCE’s 2015-2017 capital spending forecast until SCE receives a decision on its 2015-2017 general rate case.

What level of load growth will be displaced by DERs?

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The load growth rate in the distribution system used for planning purposes is currently at 1.4% on average across the system. Depending on how aggressive DER penetration levels are, this could drop, but will vary from location to location and may be higher or lower depending on the actual amount of DER penetration and growth occurring locally.

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Our investment strategy is primarily focused on the wires portion of the business. There is a small amount, less than 15% of our peak load, of legacy generation consisting mostly of low cost hydro and gas-fired generation. Our low level of generation investment greatly reduces the risk of potential stranded costs.

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We are always concerned about potential under-recovery or disallowances of investments made on behalf of customers and therefore focus on making only prudent investments and, when possible, getting regulatory authority prior to making any investments.

Do you expect that utilities will continue to be the Distribution System Operator?

•	Yes, but the CPUC will be reviewing this issue.

How do the ranges of forecasted capital expenditures tie to the three scenarios described in the DRP? Should we think about the low end of the range tied to the slowest adoption case and the high end of the range tied to the fastest adoption case?

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The ranges are based on a broad deployment plan to modernize the grid primarily over the next 10-15 years. The ranges are based on variability due to some level of uncertainty of technology availability, the pace at which new grid assets can be deployed and expected changes in actual vs. estimated costs. Our forecasted capital expenditures are not directly tied to the three scenarios.

•	There are two basic groups of forecasted expenditures.

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The first group includes foundational capital investment in the distribution system and supporting information technology infrastructure that would be needed under any scenario in order to better enable meaningfully higher penetration of DERs. One example is IT investments required to support DERs' integration into the technology platforms used by engineers and operators to plan and manage the distribution system. Another example is the conversion of our older 4 kV and other lower voltage parts of our system that are not conducive to two-way power flow to accommodate generation coming from distributed generation at customer locations back to the system.

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The second group includes investments needed to segment our circuits or enhance networking capability of our system to accommodate deeper penetration of DERs. The scenarios with higher penetration of DERs include more of these types of investments, based on improvements needed for a greater number of circuits.

Exhibit 99.2

How do you see the outlook for SCE’s rate base and earnings growth given your statements about ~$4 billion per year in SCE investment?

•	We have not given specific rate base forecasts beyond the current 2015-2017 general rate case period.

•	We do see a long-term earnings and dividend growth opportunity at these sustained or potentially increasing levels of capital investment.

Are you concerned about the potential pressure investments of this level will have for customer rates?

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We are always concerned about balancing the needs for a reliable grid and meeting California’s public policy objectives while keeping rate increases to a moderate level. That is one of the reasons we will continue to work on productivity and efficiency improvements, to help moderate the impact of sustained levels of needed capital investment on customer rates.

When do you expect to get approval of your plan?

•	We would hope to get sufficient direction to incorporate the required investment into our 2018-2020 General Rate Case filing which will be made in the fall of 2016.

What are the key milestones in implementing your recommendations?

•	We anticipate extensive review by the CPUC and input from many stakeholders.

•	The CPUC has issued a preliminary schedule, which states that approval of DRPs are anticipated March 2016.

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We will look for early approval of memorandum account treatment of certain early stage investments that we have recommended, but it is possible that our request for a memorandum account may not be acted upon until March 2016, although there is no assurance that such request will be granted.

What are SCE’s plans for investing in conventional and renewable generation during the DRP implementation period?

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We have no plans to build utility-scale conventional or renewable generation in rate base. We prefer to rely on the competitive market to build those assets and recover the costs through either the merchant market or long-term contracts. This is consistent with California's public policy as well.

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We could build some distribution-level generation in rate base under some scenarios but we have no current plans in this regard. The DRP capital expenditure forecasts do not include any generation investment.

How much of the SCE distribution system is 4kV vs. 12 kV and how much conversion to 12kV is envisioned in the DRP?

•	1086 of our 4636 circuits are at 4kV and below.

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Some of the envisioned investment in 4kV circuit upgrades to a higher voltage is included in the DRP. However, some of the investment in our forecasts would come out of regular GRC reliability investment.

Can you give us some guidance on the total capital program related to the DRP and the timeframe given you only go to 2020 in the filing?

•	We are not disclosing any guidance beyond the numbers in the DRP. However, we do expect this to be a long-term capital program.

•	The amount and timing of capital investments beyond 2020 will depend upon the experience of implementing the DRP proposal and CPUC actions prior to 2020.

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We expect any future DRP-related work to fit within our overall capital spending target levels, although the CPUC's approval in future general rate case proceedings of all or part of the capital investment plan supporting our DRP filing could result in higher spending.

Exhibit 99.2

How could SCE capital investments change within the overall capital spending outlook?

•	We anticipate the need for capital spending for system reliability purposes to continue at levels comparable to those requested in our 2015-1017 General Rate Case.

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Future transmission capital investment will depend both on the California Independent System Operator’s recommendations for future transmission investment and the mix of investment directed to us vs. being subject to competitive solicitation under FERC Order 1000.

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We also have some flexibility in the timing of our potential up to 290 MW in energy storage investments authorized under AB 2514. While our proposed Charge Ready program for electric vehicle charging infrastructure is proposed for completion by 2020, it is premature to speculate whether additional charging infrastructure investment opportunities will exist after that.

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Our continued focus on operational excellence could yield capital investment productivity and other savings which would allow for an increased scope of work within forecast capital investment target levels.

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